Exhibit 99.2

Sizzle Acquisition Corp. Announces Closing of Upsized $155 Million Public Offering

WASHINGTON D.C. -- (BUSINESS WIRE) -- Sizzle Acquisition Corp. (NASDAQ: SIZZLU, the “Company” or “Sizzle”) announced today the closing of its upsized initial public offering of 15,500,000 units, including 2,000,000 units issued pursuant to the partial exercise by the underwriter of its over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $155,000,000. The units began trading on the Nasdaq Global Market or Nasdaq on November 4, 2021, under the ticker symbol “SZZLU.” Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the common stock and the warrants are expected to be listed on Nasdaq under the symbol “SZZL” and “SZZLW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will be exercisable or trade.

Sizzle is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. Sizzle’s prospective target business will not be limited to a particular industry or geographic region, although the Company intends to initially focus on target businesses in the restaurant, hospitality, food and beverage, retail, consumer, food and food related technology and real estate industries.

Sizzle is led by Chairman and CEO Steve Salis. In addition, Sizzle’s management team is comprised of: Jamie Karson, Nestor Nova and Daniel Lee; board directors, comprised of: Karen Kelley, David Perlin and Warren Thompson; and board advisors, comprised of: Carolyn Trabuco, Rick Camac and Geovannie Concepcion.

Cantor Fitzgerald & Co (“Cantor”) acted as the sole book-running manager for the offering.

Registration statements relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering, when available, may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the preliminary prospectus, when available, may be obtained from the office of Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 5th Floor, New York, New York, 10022; Email: prospectus@cantor.com.

FORWARD LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions of changes after the date of this release, except as required by law.

Press Contacts:

Bullfrog + Baum

Jennifer Baum / Alyce Bonnar

pr@sizzlespac.com